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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ATHEROS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054

(408) 773-5200

April 9, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders, to be held at 10:00 a.m., Pacific Time, on Tuesday, May 22, 2007, at our offices at 5480 Great America Parkway, Santa Clara, California.

The formal notice of the Annual Meeting and the Proxy Statement, which describe in detail the matters to be acted upon at the Annual Meeting, have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

We have also enclosed a copy of our 2006 Annual Report.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely,

/s/ Craig H. Barratt
Craig H. Barratt President and Chief Executive Officer

Atheros Communications, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 22, 2007

To our Stockholders:

Atheros Communications, Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Tuesday, May 22, 2007, at our offices at 5480 Great America Parkway, Santa Clara, California 95054.

We are holding this meeting:

•	to elect three Class I directors to serve until the 2010 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 3, 2007, are entitled to notice of, and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 5480 Great America Parkway, Santa Clara, California.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors

/s/ Jack R. Lazar
Jack R. Lazar Vice President, Chief Financial Officer and Secretary

Santa Clara, California

April 9, 2007

Atheros Communications, Inc.

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Atheros Communications, Inc., a Delaware corporation, of proxies to be used at the 2007 Annual Meeting of Stockholders to be held at our offices at 5480 Great America Parkway, Santa Clara, California, at 10:00 a.m., Pacific Time, on Tuesday, May 22, 2007 and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 9, 2007.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Craig H. Barratt, Jack R. Lazar and Bruce P. Johnson as your proxy holders to vote your shares at the 2007 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board (FOR the election of the nominees for Class I directors, and FOR the ratification of the appointment of our independent registered public accounting firm).

By signing and dating the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 3, 2007, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 3, 2007, we had 55,070,082 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 3, 2007. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting. Voting your proxy card by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class I directors, and FOR the ratification of the appointment of our independent registered public accounting firm. The proxy holders will also vote your shares in their discretion on any other matters that properly come before the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to Atheros’ Secretary prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of April 3, 2007, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

Atheros will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

IMPORTANT

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1

Election of Directors

Directors and Nominees

Our Bylaws currently provide for a Board of Directors consisting of not less than six nor more than eleven members. We currently have authorized eight directors. Our Board of Directors is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•

Our Class I directors are Craig H. Barratt, Marshall L. Mohr and Andrew S. Rappaport, and their terms will expire at the Annual Meeting. These directors have been nominated to continue to serve as Class I directors for three-year terms following the Annual Meeting.

•	Our Class II directors are Teresa H. Meng, Forest Baskett and Willy C. Shih, and their terms will expire at the annual meeting of stockholders to be held in 2008.

•	Our Class III directors are John L. Hennessy and Daniel A. Artusi, and their terms will expire at the annual meeting of stockholders to be held in 2009.

Accordingly, three Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2010 and until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Nominating and Corporate Governance Committee to fill the vacancy.

There are no family relationships among any of our directors or executive officers.

The names of the Board of Directors’ nominees, as selected by the Nominating and Corporate Governance Committee, and certain biographical information about the nominees are set forth below.

Craig H. Barratt has served as our President and Chief Executive Officer since March 2003 and as a director since May 2003. From April 2002 until March 2003, Dr. Barratt served as our Vice President of Technology. Prior to joining us, from September 1992 to March 2002, Dr. Barratt served in a variety of positions for ArrayComm, Inc., a wireless technology company, most recently as Executive Vice President and General Manager. Dr. Barratt holds a Ph.D. and a Master of Science degree from Stanford University, and a Bachelor of Engineering degree in electrical engineering and a Bachelor of Science degree in pure mathematics and physics from Sydney University in Australia.

Marshall L. Mohr has served as one of our directors since November 2003. Since March 2006, Mr. Mohr has been the Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of robotically-assisted minimally invasive surgery systems. From July 2003 to March 2006, Mr. Mohr served as the Chief Financial Officer of Adaptec, Inc., a provider of storage infrastructure solutions. Prior to Adaptec, Mr. Mohr served for 22 years in a variety of positions at PricewaterhouseCoopers, most recently as managing partner of PricewaterhouseCoopers’ Silicon Valley audit advisory practice. Mr. Mohr currently serves on the board of directors of Plantronics, Inc., a provider of lightweight communications headset products. Mr. Mohr holds a Bachelor of Business Administration degree from Western Michigan University.

Andrew S. Rappaport has served as one of our directors since December 1998. Since 1996, Mr. Rappaport has been a partner with August Capital, a venture capital firm. Mr. Rappaport attended Princeton University.

Vote Required

The three nominees for Class I directors receiving the highest number of affirmative votes will be elected as Class I directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class I directors of Atheros.

Executive Officers and Directors

The following table shows information about our executive officers and directors:

Name	Age	Position(s)
Craig H. Barratt	44	President, Chief Executive Officer and Director

Jack R. Lazar	41	Vice President, Chief Financial Officer and Secretary

Todd D. Antes	40	Vice President of Marketing

Richard G. Bahr	53	Vice President of Engineering

Paul G. Franklin	63	Vice President of Operations

Gary L. Szilagyi	38	Vice President of Worldwide Sales

Adam H. Tachner	40	Vice President, General Counsel and Assistant Secretary

David D. Torre	50	Vice President and Chief Accounting Officer

John L. Hennessy (2)(3)(4)	54	Chairman of the Board

Daniel A. Artusi (2)(3)(4)	52	Director

Forest Baskett (1)(3)(4)	63	Director

Teresa H. Meng	46	Director

Marshall L. Mohr (1)(4)	51	Director

Andrew S. Rappaport (1)(2)(4)	49	Director

Willy C. Shih (4)	55	Director
____________________
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Determined by the Board of Directors to be “independent” as defined by applicable listing standards of The Nasdaq Stock Market

The following presents biographical information for each of our executive officers and directors listed above in the table, other than the nominees whose information is on page 3:

Jack R. Lazar has served as our Vice President and Chief Financial Officer since September 2003 and as our Secretary since November 2003. Prior to joining us, from May 2002 to September 2003, Mr. Lazar was an independent business and financial consultant. From August 1999 to May 2002, Mr. Lazar served in a variety of positions at NetRatings, Inc., a publicly traded Internet audience measurement and analysis company, most recently as Executive Vice President of Corporate Development, Chief Financial Officer and Secretary. Prior to joining NetRatings, from January 1996 to August 1999, Mr. Lazar was Vice President and Chief Financial Officer of Apptitude, Inc. (acquired by hi/fn, inc. in 2000), a developer and manufacturer of network management solutions. Prior to joining Apptitude, Inc., Mr. Lazar held a variety of executive and management positions at Electronics for Imaging and Price Waterhouse, from 1987 to 1995. Mr. Lazar is a certified public accountant and holds a Bachelor of Science degree in commerce with an emphasis in accounting from Santa Clara University.

Todd D. Antes has served as our Vice President of Marketing since July 2005. Prior to joining Atheros, from August 2002 to July 2005, Mr. Antes was Director of Marketing and Business Development at Philips Semiconductors, a division of Royal Philips Electronics NV, where he was responsible for the company’s wireless and wired connectivity products. From April 2000 to July 2002, Mr. Antes was a founder and Senior Vice President of Marketing for AirPrime, Inc., a developer and provider of 3G/cellular data products. From April 1993 to April 2000, Mr. Antes held various senior marketing and product line general management roles at Philips, including director of marketing for the company's global cellular chipset business. Mr. Antes holds a Bachelor of Science degree in electrical engineering and a Master of Business Administration degree from Santa Clara University.

Richard G. Bahr has served as our Vice President of Engineering since February 2000. Prior to joining us, from July 1991 to February 2000, Mr. Bahr was the Vice President of Engineering for Silicon Graphics, Inc., a computing, visualization and storage company. Mr. Bahr holds a Bachelor of Science degree and a Master of Science degree in electrical engineering from the Massachusetts Institute of Technology.

Paul G. Franklin joined us in November 2003 as our Director of Operations and has served as our Vice President of Operations since December 2003. Prior to joining us, from October 2001 to November 2003, Mr. Franklin was an independent operations and financing consultant in the semiconductor industry. From September 1992 to September 2001, Mr. Franklin served in various positions in semiconductor operations and business development at SONICblue Incorporated (formerly S3 Incorporated), a provider of consumer digital entertainment products, most recently as its Senior Vice President of Business Development and Investments. In March 2003, SONICblue filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code. Mr. Franklin attended Arizona State University.

Gary L. Szilagyi has served as our Vice President of Worldwide Sales since January 2006. Prior to joining us, from September 2003 to January 2006, Mr. Szilagyi served as the Vice President of Sales at Greenfield Networks, a provider of advanced Ethernet switching and routing solutions for the Metro-Ethernet and Access markets. Prior to Greenfield Networks, from March 2001 to August 2003, Mr. Szilagyi served as the Vice President of Sales at Marvell Technology Group Ltd.’s Communications Business Unit. Mr. Szilagyi holds a Master of Science degree in electrical engineering from the University of California at Santa Barbara and a Master of Business Administration from San Jose State University.

Adam H. Tachner has served as our Vice President and General Counsel since August 2003. From October 2000 until August 2003, Mr. Tachner was our Intellectual Property Counsel. Prior to joining us, from September 1994 to September 2000, Mr. Tachner was an associate attorney with Crosby, Heafy, Roach & May, P.C., a law firm. Mr. Tachner holds a J.D. from the University of Oregon School of Law, a Bachelor of Science degree in electrical engineering from California State University and a Bachelor of Arts degree in social science from the University of California at Berkeley.

David D. Torre has served as our Vice President and Chief Accounting Officer since January 2006. Mr. Torre joined Atheros in January 2000 as Vice President, Administration and Controller, and in April 2004, he was appointed as Vice President, Finance and Administration. Prior to joining Atheros, Mr. Torre served as Controller at CellNet Data Systems, a provider of wireless data networks, from 1996 to 2000, and from 1990 to 1996, he was employed by Space Systems/Loral, a supplier of satellites. From 1981 to 1987, Mr. Torre was an audit manager at Ernst & Young. Mr. Torre is a certified public accountant and holds a Bachelor of Science degree in Business Administration and a Master of Business Administration from the University of California at Berkeley.

John L. Hennessy, one of our founders, has served as Chairman of our Board of Directors since our inception in May 1998. Since September 2000, Dr. Hennessy has served as the President of Stanford University, where he has been a member of the faculty since 1977. From 1999 to 2000, Dr. Hennessy was the Provost of Stanford. Prior to becoming Provost, from 1996 to 1999, Dr. Hennessy served as the Dean of Stanford’s School of Engineering. Dr. Hennessy is a member of the boards of directors of Cisco Systems Inc., a manufacturer of networking equipment, and Google Inc., a provider of an Internet search engine. Dr. Hennessy is a fellow of the Institute of Electrical and Electronics Engineers. Dr. Hennessy holds a Ph.D. and a Master of Science degree in computer science from the State University of New York, Stony Brook and a Bachelor of Science degree in electrical engineering from Villanova University.

Daniel A. Artusi has served as one of our directors since October 2005. Mr. Artusi has served as chairman and CEO of Coldwatt, Inc., a provider of high efficiency power supplies for the communications and computer industry, since June 2005. From April 2005 to June 2005, Mr. Artusi was an individual investor. From January 2003 until April 2005, he served as the President of Silicon Laboratories Inc., a developer of mixed signal integrated circuits for products such as cell phones, set-top boxes and computer modems, and from January 2004 until April 2005, he also served as the Chief Executive Officer and as a member of the Board of Directors of Silicon Laboratories. From August 2001 to January 2004, he served as Chief Operating Officer of Silicon Laboratories. Prior to joining Silicon Laboratories, Mr. Artusi held various positions at Motorola Inc. In his most recent position at Motorola, from August 1999 to August 2001, Mr. Artusi served as Corporate Vice President and General Manager of Motorola's Networking and Computing Systems Group, and from May 1997 to August 1999, he served as Vice President and General Manager of Motorola's Wireless Infrastructure Systems Division. From April 1996 to May 1997, Mr. Artusi was General Manager of Motorola's RF Semiconductors Division. Mr. Artusi currently serves on the board of directors of Powerwave Technologies, Inc., a producer of ultra-linear radio frequency power amplifiers for wireless communications. Mr. Artusi studied electronics engineering at the Instituto Tecnologico de Buenos Aires (ITBA) in Argentina.

Forest Baskett has served as one of our directors since March 2000. From September 1999, Dr. Baskett was a venture partner with New Enterprise Associates, a venture capital firm, and in January 2005, Dr. Baskett became a general partner of New Enterprise Associates. From July 1986 to August 1999, Dr. Baskett served as Chief Technology Officer and Senior Vice President of Research and Development of Silicon Graphics, Inc., a computing, visualization and storage company. Dr. Baskett holds a Ph.D. in computer science from the University of Texas at Austin and a Bachelor of Arts degree in mathematics from Rice University.

Teresa H. Meng, one of our founders, has served on our Board of Directors since our inception in May 1998. From October 2000 through December 2006, Dr. Meng served as a consultant to us. From May 1998 to October 1999, Dr. Meng was our President and Chief Executive Officer. Dr. Meng joined the faculty of Stanford University’s Electrical Engineering Department in 1988, and in 2003, Dr. Meng was appointed the Reid Weaver Dennis Professorship. Dr. Meng is a fellow of the Institute of Electrical and Electronics Engineers. Dr. Meng holds both a Ph.D. and a Master of Science degree in electrical engineering and computer science from the University of California at Berkeley and a Bachelor of Science degree in electrical engineering from National Taiwan University.

Willy C. Shih has served as one of our directors since November 2006. Dr. Shih has been a senior lecturer at The Harvard Business School since January 2007. From September 2006 until January 2007, Dr. Shih was an independent consultant. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a provider of digital video technologies. He was an independent intellectual property consultant from February 2005 to August 2005. Dr. Shih served as Senior Vice President of Eastman Kodak Company from July 1997 to February 2005.

Board Meetings

Our Board of Directors held six meetings in 2006 and acted by unanimous written consent three times during 2006. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such directors served. We do not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders, but we encourage our directors to attend the Annual Meeting. In 2006, six of the seven directors then serving on the Board of Directors attended the Annual Meeting of Stockholders.

Committees of our Board of Directors

Our Board of Directors has appointed a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Our Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and SEC rules. The Board has also established a Non-Executive Stock Option Committee.

Compensation Committee

Number of Members:	Three

Members:	Dr. Hennessy (Chairman)
Mr. Artusi
Mr. Rappaport

Number of Meetings in 2006:	Six, and acted by unanimous written consent four times

Functions:	The Compensation Committee’s primary functions are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to assist the Board in establishing the appropriate incentive compensation and equity-based plans for the executive officers and other employees. Other specific duties and responsibilities of the Compensation Committee are to establish and approve annually the compensation for the Chief Executive Officer and other executive officers, establish and modify the terms and conditions of employment of the Chief Executive Officer and other executive officers, and administer Atheros’ equity-based plans and other compensation plans. The Board of Directors has adopted a written Compensation Committee charter, a copy of which is available on our website at www.atheros.com.

Audit Committee

Number of Members:	Three

Members:	Mr. Mohr (Chairman)
Dr. Baskett
Mr. Rappaport

Number of Meetings in 2006:	Nine

Functions:	The Audit Committee’s primary functions are to assist the Board of Directors in its oversight of the integrity of our financial statements and other financial information, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and our risk management, cash management, auditing, accounting and financial reporting processes in general. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with Atheros; and meet with the independent registered public accounting firm and management to discuss and review our financial statements, internal controls, and auditing, accounting and financial reporting processes. The Board of Directors has adopted a written Audit Committee charter, a copy of which is available on our website at www.atheros.com.

Nominating and Corporate Governance Committee

Number of Members:	Three

Members:	Dr. Baskett (Chairman)
Mr. Artusi
Dr. Hennessy

Number of Meetings in 2006:	Four, and acted by unanimous written consent one time

Functions:	The Nominating and Corporate Governance Committee’s primary functions are to seek, evaluate and select nominees for election to our Board of Directors and to oversee matters of corporate governance. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to make recommendations regarding the size of the Board, review on an annual basis the functioning and effectiveness of the Board, and consider and make recommendations on matters related to the practices, policies and procedures of the Board. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter, a copy of which is available on our website at www.atheros.com.

Dr. Barratt currently serves as the Non-Executive Stock Option Committee. The Non-Executive Stock Option Committee is a secondary committee responsible for granting and issuing awards of options and restricted stock units under the 2004 Stock Incentive Plan to eligible employees, other than to members of the Board of Directors, individuals designated by the Board of Directors as “Section 16 officers,” or employees who hold the title of Vice President or above. In addition, the Non-Executive Stock Option Committee may not make any awards or grants of stock options to any one employee that total more than 50,000 shares of common stock in any calendar year or grants of restricted stock units that total more than 16,667 shares of common stock in any calendar year.

Director Nominations

The Nominating and Corporate Governance Committee nominates directors for election at each annual meeting of stockholders and nominates new directors for election by the Board of Directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and nominate qualified candidates for election to the Board of Directors.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to Atheros and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the Director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify Atheros’ Secretary or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Atheros’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054. You must include your name and address in the written communication and indicate whether you are a stockholder of Atheros. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Directors’ Compensation

The following tables set forth the compensation amounts paid to each non-employee director for their service during the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
John L. Hennessy	32,500	56,391	0	88,891

Daniel A. Artusi	30,000	68,294	0	98,294

Forest Baskett	35,000	56,391	0	91,391

Teresa H. Meng	—	119,015	25,000(4)	144,015

Marshall L. Mohr	35,000	47,207	0	82,207

Andrew S. Rappaport	32,500	56,391	0	88,891

Willy C. Shih	2,778	11,648	0	14,426

____________________

(1)	Directors’ fees are paid in January of the year following the year in which earned.

(2)

This amount represents the compensation costs for financial statement reporting purposes for the year under SFAS 123R, excluding any estimate of future forfeitures. See Note 11 to the Notes of Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2006, for the assumptions made in determining SFAS 123R values. In 2006, each of Messrs. Artusi, Baskett, Hennessy, Mohr and Rappaport received a stock option to purchase 7,500 shares with a grant date fair value of $78,342, Dr. Meng received a stock option to purchase 7,500 shares with a grant date fair value of $41,405, and Dr. Shih received a stock option to purchase 37,500 shares with a grant date fair value of $436,350. Each of these grant date fair values are calculated in accordance with SFAS 123R. Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when a stock option is exercised.

(3)	The table below sets forth the aggregate number of option awards held by our non-employee directors as of December 31, 2006.

Name	Option Awards
John L. Hennessy	22,500

Daniel A. Artusi	45,000

Forest Baskett	22,500

Teresa H. Meng	235,000

Marshall L. Mohr	22,500

Andrew S. Rappaport	22,500

Willy C. Shih	37,500

(4)

This amount represents fees earned by Dr. Meng under a consulting agreement that we entered into with Dr. Meng on January 1, 2002. Under the consulting agreement, Dr. Meng was an independent contractor providing engineering services, such as design advice, competitive analysis, recruiting assistance and general technical consultation. Effective as of January 1, 2006, the consulting agreement was amended such that the compensation to which Dr. Meng was entitled to receive was reduced to a fixed fee of $25,000 per year. The consulting agreement also provided that Dr. Meng was entitled to reimbursement for reasonable out-of-pocket expenses previously approved in writing. On December 31, 2006, we terminated our consulting agreement with Dr. Meng.

Narrative of Director Compensation

Under our cash compensation plan for our independent directors, we pay each independent director an annual retainer of $25,000. In addition, each committee member receives an annual retainer of $2,500, except that members of the Audit Committee receive an annual retainer of $5,000. We also pay each committee chair an additional annual retainer of $2,500, except that we pay our Audit Committee Chair an additional annual retainer of $5,000. These annual retainers are payable on a pro rata basis for the portion of the year on which a director serves on our Board or a committee. We also reimburse all of our directors for reasonable expenses in connection with attendance at board and committee meetings. In 2006, our independent directors received these annual retainers as applicable to each such independent director.

Our independent directors also receive nondiscretionary, automatic grants of nonstatutory stock options under our 2004 Stock Incentive Plan (2004 Plan). Under our 2004 Plan, an independent director will be automatically granted an initial option to purchase 37,500 shares upon first becoming a member of our Board of Directors. The initial option vests and becomes exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting ratably over the following 36 months. Immediately after each of our regularly scheduled annual meetings of stockholders, each independent director is automatically granted a nonstatutory option to purchase 7,500 shares of our common stock, provided the director has served on our Board for at least six months. Each annual option granted to independent directors who are first elected to our Board of Directors on or after November 1, 2004 vests and becomes exercisable ratably over 48 months and to the other outside directors vests and becomes exercisable ratably over 12 months. The options granted to independent directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control. Pursuant to these automatic grant provisions, in 2006, we granted to each of Messrs. Artusi, Baskett, Hennessy, Mohr and Rappaport an option to purchase 7,500 shares, and we granted to Dr. Shih an option to purchase 37,500 shares.

In December 2006, we terminated our consulting agreement with Dr. Meng, and in February 2007, our Compensation Committee approved the payment of $25,000 per year to Dr. Meng for her services as a member of our Board, commencing January 1, 2007. This annual payment is in lieu of receiving the annual retainers paid to independent directors and is payable at the same time and in the same manner as the fees paid to the independent directors. In addition, in February 2007, our Compensation Committee granted to Dr. Meng an option to purchase 7,500 shares of our common stock, for her services as a director, in lieu of the automatic option grant under our 2004 Plan. This option vests ratably over 12 months and has a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. Dr. Meng is not eligible to receive the cash compensation for independent directors or the automatic option grants under the 2004 Plan, which are described above.

Directors also are eligible to receive and have received discretionary grants of nonstatutory stock options under our 2004 Plan. The exercise price of stock options granted to directors is equal to 100% of the fair market value of the underlying shares, as determined pursuant to the 2004 Plan on the date of grant.

Compensation Committee Interlocks and Insider Participation

Messrs. Hennessy, Artusi and Rappaport currently serve as members of our Compensation Committee. None of the members of our Compensation Committee at any time has been one of our officers or employees. There are no familial relationships among any of our directors or officers. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information as of April 3, 2007, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and nominees and (4) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 55,070,082 shares outstanding as of April 3, 2007. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 3, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Entities affiliated with FMR Corp.(1)	7,898,423	14.3%
Entities affiliated with Fred Alger Management, Inc. (2)	3,302,000	6.0%
T. Rowe Price Associates, Inc. (3)	2,733,660	5.0%

Directors and Named Executive Officers:
Craig H. Barratt(4)	955,540	1.7%
Richard G. Bahr(5)	225,907	*
Jack R. Lazar(6)	263,631	*
Gary Szilagyi(7)	77,680	*
Todd Antes(8)	54,360	*
John L. Hennessy(9)	120,399	*
Daniel A. Artusi(10)	5,000	*
Forest Baskett(11)	33,539	*
Teresa H. Meng(12)	605,000	1.1
Marshall L. Mohr(13)	25,250	*
Andrew S. Rappaport(14)	70,693	*
Willy C. Shih	500	*
All directors and executive officers as a group (12 persons)(15)	2,437,499	4.3%

____________________

*	Amount represents less than 1% of our common stock.

(1)

According to an Amendment to Schedule 13G filed on February 14, 2007 by FMR Corp., FMR Corp., through its subsidiaries, has sole power to dispose of 7,898,423 shares and sole power to vote 145,770 shares. FMR Corp. is a parent holding company in accordance with Rule 13d-1(b)(ii)(G) under the Securities Exchange Act of 1934. Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,752,653 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 7,007,048 shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 7,752,653 shares owned by these funds. Neither FMR Corp., nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Members of the family of Edward C. Johnson 3d are the predominant holders, directly or through trusts, of Series B shares of common stock of FMR

Corp. representing 49% of the voting power of FMR Corp. Members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The address is 82 Devonshire Street, Boston, MA 02109. Pyramis Global Advisors, LLC (PGALLC), an indirect wholly-owned subsidiary of FMR Corp, and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 12,200 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR Corp, through its control of PGALLC, each has sole dispositive power over 12,200 shares and sole power to vote or to direct the voting of 12,200 shares owned by the institutional accounts or funds advised by PGALLC as reported above. The address is 53 State Street, Boston, MA 02109. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 132,070 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp, through its control of PGATC, each has sole dispositive power over 132,070 shares owned by the institutional accounts managed by PGATC as reported above. The address is 53 State Street, Boston, MA 02109. Fidelity International Limited (FIL) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock representing approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FIL, which is a qualified institution under Section 240.13d-1(b)(1), is the beneficial owner of 1,500 shares of the Company. The address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(2)	According to a Schedule 13G filed jointly on February 12, 2007 by Fred Alger Management, Inc., Fred M. Alger III, Fred Alger & Company, Incorporated and Alger Associates, Incorporated, each of the reporting persons is deemed to be the beneficial owner of 3,302,000 shares, with sole power to dispose of and vote the shares. By virtue of the Alger family’s ownership of a controlling interest in Alger Associates, which directly owns Fred Alger & Company, Inc. and indirectly owns Fred Alger Management, Inc., ownership of the shares may be imputed to the Alger Family. The address is 111 Fifth Avenue, New York, NY 10003.

(3)	According to a Schedule 13G filed on February 13, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, the securities reported are owned by various individual and institutional investors to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address is 100 E. Pratt Street, Baltimore, MD 21202.

(4)	Includes 769,248 shares subject to options that are exercisable as of June 2, 2007, of which 50,000 shares are subject to our right of repurchase as of June 2, 2007. Also includes 1,042 shares subject to restricted stock units that will vest prior to June 2, 2007, and 4,500 shares held by Dr. Barratt’s brother-in-law as the trustee of two trusts for the benefit of Dr. Barratt’s children.

(5)	Includes 158,956 shares subject to options that are exercisable as of June 2, 2007, of which 50,000 shares are subject to our right of repurchase as of June 2, 2007. Also includes 365 shares subject to restricted stock units that will vest prior to June 2, 2007.

(6)	Includes 263,214 shares subject to options that are exercisable as of June 2, 2007, of which 44,375 shares are subject to our right of repurchase as of June 2, 2007. Also includes 417 shares subject to restricted stock units that will vest prior to June 2, 2007.

(7)	Includes 76,458 shares subject to options that are exercisable as of June 2, 2007. Also includes 261 shares subject to restricted stock units that will vest prior to June 2, 2007.

(8)	Includes 53,645 shares subject to options that are exercisable as of June 2, 2007. Also includes 131 shares subject to restricted stock units that will vest prior to June 2, 2007.

(9)	Includes 97,899 shares held by The 1993 Hennessy Revocable Trust. Also includes 22,500 shares subject to options that are exercisable as of June 2, 2007.

(10)	Includes 5,000 shares subject to options that are exercisable as of June 2, 2007.

(11)	Includes 11,039 shares held by the Baskett-Bell Family Trust. Also includes 22,500 shares subject to options that are exercisable as of June 2, 2007.

(12)	Includes 380,000 shares held by the Teresa H. Meng Trust. Also includes 225,000 shares subject to options that are exercisable as of June 2, 2007, of which 15,469 shares are subject to our right of repurchase as of June 2, 2007.

(13)	Includes 11,250 shares subject to options that are exercisable as of June 2, 2007. Also includes 4,688 shares subject to our right of repurchase as of June 2, 2007.

(14)	Includes 494 shares held by entities affiliated with August Capital II, L.P. Mr. Rappaport is a member of August Capital Management II, LLC, the general partner of August Capital II, L.P. Mr. Rappaport shares equal voting and dispositive power over these shares with the other members of August Capital Management II, LLC. Mr. Rappaport disclaims beneficial ownership of the securities held by August Capital II, L.P. and its affiliates, except to the extent of his pecuniary interest therein. Also includes 22,500 shares subject to options that are exercisable as of June 2, 2007.

(15)	Includes 1,630,271 shares subject to options that are exercisable as of June 2, 2007, of which 159,844 shares are subject to our right of repurchase as of June 2, 2007. Also includes 4,688 shares subject to our right of repurchase as of June 2, 2007, and 2,216 shares subject to restricted stock units that will vest prior to June 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Specific due dates for these reports have been established, and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on our review of copies of such reports received by us, or written representations from certain reporting persons, all of the filing requirements for such persons were satisfied for 2006.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Atheros under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is available on our website at www.atheros.com. The information contained on our website does not form any part of this proxy statement. All members of the Audit Committee meet the independence standards established by The Nasdaq Stock Market.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of Atheros’ financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2006 Annual Report with Atheros’ management and independent registered public accounting firm as well as management’s assessment of internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm on multiple occasions, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Atheros and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of nonaudit services was compatible with maintaining the registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Atheros’ annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted on April 9, 2007, by the members of the Audit Committee of the Board:

Marshall L. Mohr

Forest Baskett

Andrew S. Rappaport

Executive Compensation

Compensation Discussion and Analysis

Overview of our Executive Compensation Policies and Objectives

We believe that compensation of our executive officers should encourage the creation and enhancement of stockholder value and achievement of strategic corporate objectives, attract qualified, skilled and dedicated executives, retain key leaders, reward past performance and incent future performance. It is our philosophy to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate and financial objectives. We also consider the appropriate balance between incentives for long-term and short-term performance. In addition, in order to attract and retain the most qualified, skilled and dedicated personnel, we offer a total compensation package competitive with companies in the semiconductor industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

We believe that compensation of each executive officer should be based on the individual’s performance and their ability to enhance long-term stockholder value. Factors we consider in determining executive officer compensation include:

•	the executive officer’s level of responsibilities;

•	the executive officer’s performance compared to the goals and objectives established for that executive officer for the year;

•	the executive officer’s contributions to our financial results; and

•	the executive officer’s effectiveness in leading initiatives to determine and achieve our business goals.

Our Chief Executive Officer reviews the compensation of each of the other executive officers each year, measuring their compensation levels against individual business objectives established for the prior year. These objectives are developed annually by him and the respective executive officers. The conclusions reached and recommendations based on this review, including salary adjustments, bonus amounts and annual equity awards, are presented by our Chief Executive Officer to the compensation committee for consideration. The compensation committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer.

We also consider market information and executive officer compensation survey data regarding the base salaries, cash bonuses, and other incentives paid to executive officers of companies comparable to us in the semiconductor industry. However, we do not restrict our decisions to any particular range or level of total compensation paid to executive officers at these companies.

In making executive officer compensation decisions for 2006, the Compensation Committee compared each element of total compensation against statistics for a peer group of high tech companies. The source of market data used for our 2006 comparative analysis was the 2006 Radford survey of executive officer compensation levels at over 100 publicly traded and privately held high tech companies with annual revenues of between $200 million and $500 million.

In making executive officer compensation decisions for 2007, the Compensation Committee retained Frederic W. Cook & Co., Inc., or FWC, as its independent compensation consultant, and began using a new survey prepared by FWC. This survey provides competitive comparisons against a group of 20 publicly-traded U.S.-based semiconductor companies that are competitors with us in the labor and capital markets, have similar stock market capitalizations, and similar growth and performance potential. The committee believes that the new survey reflects a reasonable cross-section of our market for executive talent.

Components of our Executive Compensation

The components of executive officer compensation consist of base salary, bonus, and stock options and restricted stock units grants.

Annual Base Salary

Each year our Chief Executive Officer makes salary recommendations to our Compensation Committee for executive officers other than the Chief Executive Officer, which is designed to compensate each executive officer for services rendered during the year. Our Compensation Committee generally sets base salaries at levels designed to attract and retain qualified executive officers with strong leadership skills, taking into account the individual’s level of responsibilities and performance. Our Compensation Committee also considers the executive officer’s current salary, prior-year bonus, market information and executive officer compensation survey data regarding the base salaries, as well as other incentives paid to executive officers of companies with comparable revenues and other companies within the semiconductor industry. Our Compensation Committee may adjust salaries from time to time to recognize promotions and outstanding individual performance, and to maintain competitive compensation.

In 2006, the base salaries of our Chief Executive Officer, Chief Financial Officer and Vice President of Marketing were substantially below the 50th percentile base salary levels for comparable positions in the Radford survey peer group. The base salaries for our Vice President of Engineering and Vice President of Sales were above the 75th percentile base salary levels for comparable positions in the Radford survey peer group.

In 2007, our Compensation Committee increased the annual base salary for our Chief Executive Officer by 6.5% and the annual base salaries for our other executive officers between 2.7% and 4.2%, based on the executive officer’s level of responsibility and performance. Based on the 2006 FWC survey, Dr. Barratt’s base salary for 2007 is substantially below the 25th percentile salary levels for other chief executive officers in the FWC peer group, and the base salary of the other executive officers for 2007 is between the 50th and 75th percentile base salary levels for comparable positions in the FWC peer group.

Cash Bonuses

We believe that a portion of executive officer compensation should be contingent upon our performance and an individual’s contribution to our success in meeting corporate and financial objectives. Bonuses paid for 2006 were determined based on the 2006 bonus plan adopted by the Compensation Committee in January 2006. Under our 2006 bonus plan, bonuses earned by our Chief Executive Officer and the other executive officers were based on our achievement of certain financial and non-financial corporate performance objectives. The financial corporate performance objectives were specifically tied to corporate revenue, operating income and gross margin. The categories of the non-financial corporate performance objectives were market share, customer engagements and industry leadership, product development and operational excellence. At the time the objectives were set in January 2006, we believed that they were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the objectives at any of the established levels. There were three components for potential bonuses:

•	a bonus of up to 20% of base salary, or 35% for the Chief Executive Officer, for the achievement of financial corporate performance objectives;

•	a bonus of up to 15% of base salary, or 20% for the Chief Executive Officer, for the achievement of non-financial operational performance objectives; and

•	a bonus of up to 20% of base salary, or 55% for the Chief Executive Officer, for the achievement of higher levels of financial corporate performance objectives.

We met 90% of our financial and non-financial objectives and 90% of the higher levels of financial corporate performance objectives. Bonuses earned for 2006 therefore equaled 99% of base salary for our Chief Executive Officer and 49.5% of base salary for each of our other executive officers.

In 2006, the bonus of our Vice President of Worldwide Sales was determined under a separate bonus plan. Under this bonus plan he was eligible to receive a bonus of up to $135,000, of which 80% was based on the achievement of revenue targets and 20% was based on the achievement of the financial and non-financial performance objectives in our 2006 bonus plan. In addition, he was eligible to receive a bonus of up to 15% of his base salary based on the achievement of the higher levels of financial corporate performance objectives under our 2006 bonus plan. We met our revenue targets and 90% of our financial and non-financial objectives in the executive officer bonus plan, and 90% of the higher levels of financial corporate performance objectives in the executive officer bonus plan. The bonus earned by our Vice President of Sales therefore equaled 97.8% of $135,000, or $132,028, plus 13.5% of his base salary.

In February 2007, our Compensation Committee approved the 2007 bonus plan for our Chief Executive Officer, Chief Financial Officer and our other executive officers, which will be based on our achievement of certain financial corporate performance objectives and certain individual non-financial performance objectives specific to each executive officer. For all executive officers, except the Vice President of Worldwide Sales, the financial corporate objectives are specifically tied to corporate revenue, operating income, gross margin, earnings per share, accounts receivable, days sales outstanding, and inventory turns in 2007. For the Vice President of Worldwide Sales, the financial corporate objectives are specifically tied to corporate revenue, operating income and gross margin. The non-financial objectives include individual objectives related to personal and organizational operational excellence by each executive officer. Under our 2007 bonus plan, each executive officer is entitled to receive:

•

a bonus of up to 40% of base salary, or 60% for the Chief Executive Officer and the Vice President of Worldwide Sales, for the achievement of financial corporate objectives and non-financial operational and individual performance objectives; and

•

a bonus of up to an additional 25% of base salary, or 60% for the Chief Executive Officer and 15% for the Vice President of Worldwide Sales, for the achievement of higher levels of financial corporate and operational and individual performance objectives.

We believe that the objectives are attainable at the established target levels, but substantial uncertainty nevertheless exists as to the actual attainment of the objectives at any of the established levels. If earned, these bonuses are expected to be paid in early 2008, except that a portion of the bonus of the Vice President of Worldwide Sales is paid on a quarterly basis.

Equity Awards

Our Compensation Committee administers our 2004 Plan for executive officers, employees, consultants and outside directors, under which it may grant stock options and stock appreciation rights with an exercise price equal to the fair market value of a share of the common stock on the date of grant, and restricted stock and stock units.

We believe that equity awards (1) align our executives’ interests with our stockholders’ interests by creating a direct link between compensation and stockholder return, (2) provide our executives with a significant, long-term interest in our success and (3) help retain key executives in a competitive market for executive talent. Accordingly, when annually reviewing executive officer compensation we also consider equity awards as appropriate. At its discretion, from time to time our Compensation Committee may also grant equity awards based on individual and corporate achievements. Our Compensation Committee determines the number of shares underlying each equity award based upon several factors, including:

•	the executive officer’s and our performance;

•	the executive officer’s role and responsibilities;

•	the executive officer’s base salary; and

•	comparison with comparable awards to individuals in similar positions in the industry.

Prior to 2007, our Compensation Committee granted stock options to executive officers annually at its regularly scheduled quarterly meeting held in January of each year. In July 2006, our Board adopted a policy that, commencing in 2007, annual grants of equity awards to executive officers will be granted by our Compensation Committee in February of each year during an open trading window. In addition, in 2007, the equity awards granted by our Compensation Committee to our executive officers consisted of both stock options and restricted stock units, to lessen the compensation expense related to stock options, and to allow more shares to be available under the 2004 Plan for non-executive employee grants.

In addition, our employees generally are able to participate in our 2004 Employee Stock Purchase Plan. Under our Employee Stock Purchase Plan, each executive officer may purchase up to 1,875 shares of our common stock in a six-month period at a discount to the market price. The number of shares that may be purchased by each participant is limited by applicable tax laws.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer or any of our other executive officers whose total compensation is required to be reported in our proxy statement by reason of being one of the three most highly compensated officers (other than our chief executive officer and chief financial officer). Our Compensation Committee may elect to provide our officers with compensation that is not fully deductible under Section 162(m) if it determines that such awards are consistent with our philosophy and in the best interests of our stockholders.

Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation plans are included in an employee’s income when they vest unless specified requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

    Chief Executive Officer Compensation

Our Compensation Committee determines the compensation of the Chief Executive Officer, Craig H. Barratt, using the same criteria as for the other executive officers. In January 2006, our Compensation Committee granted Dr. Barratt an option to purchase 150,000 shares vesting over four years from the date of grant and determined that his 2006 annual salary would remain unchanged from 2005 at $291,200. In February 2007, our Compensation Committee awarded Dr. Barratt a bonus of $288,288 for his service in 2006. Dr. Barratt’s 2006 bonus was determined under the 2006 bonus plan described above under “Cash Bonuses.” In determining Dr. Barratt’s compensation, including his annual salary, bonus and equity awards, our Compensation Committee considered Dr. Barratt’s individual performance and our performance as a whole, including our financial performance, product roll-outs and product development, and Dr. Barratt’s leadership in the development and execution of our business strategy, as well as a review of compensation paid to presidents and chief executive officers of comparable companies. Our Compensation Committee also considered Dr. Barratt’s potential to enhance long-term stockholder value. By including a cash bonus based on the achievement of performance objectives that is greater than a majority of Dr. Barratt’s total potential cash compensation, and including significant grants of stock options and restricted stock units that are subject to vesting over four years, our Compensation Committee has tied Dr. Barratt’s cash and equity-based compensation directly to our performance, both in the near term over the following year and in the long-term. In 2007, our Compensation Committee increased Dr. Barratt’s annual base salary to $310,000, or by 6.5%. In increasing his base salary, our Compensation Committee considered a number of factors, including Dr. Barratt’s prior performance, our performance during 2006 and compensation paid at comparable companies. Based on the 2006 FWC survey, Dr. Barratt’s base salary for 2007 is substantially below the 25th percentile salary levels for other chief executive officers in the peer group.

Employment Agreements

All of our executive officers serve on an at will employment basis and not for a fixed term.

We have an offer letter with Craig H. Barratt, our Chief Executive Officer, entered into on April 9, 2003, under which Dr. Barratt was originally entitled to an annual salary of $258,000, and is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors. Pursuant to this letter, Dr. Barratt was granted in 2003 an option to purchase 1,274,999 shares of Atheros’ common stock vesting over four years from the date of grant. The options terminate ten years after the date of grant.

We have an employment agreement with Richard G. Bahr, entered into on February 15, 2000, under which Mr. Bahr was originally entitled to an annual salary of $250,000. Pursuant to this agreement, Mr. Bahr was granted an option in 2000 to purchase 449,999 shares of our common stock with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

We have an offer letter with Jack R. Lazar, entered into on September 22, 2003, under which Mr. Lazar was originally entitled to an annual base salary of $250,000 and is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors with an original target annual bonus set at 25% of his base salary. Pursuant to this offer letter, Mr. Lazar was granted an option in 2003 to purchase 412,499 shares of Atheros’ common stock with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

We have an offer letter with Todd D. Antes, entered into on July 4, 2005, under which Mr. Antes serves as our Vice President of Marketing. Under the agreement, Mr. Antes was originally entitled to an annual base salary of $220,000 and is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors. Pursuant to this offer letter, Mr. Antes was granted an option in July 2005 to purchase 150,000 shares of Atheros’ common stock, vesting over four years from the date of grant, with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

We have an offer letter with Gary L. Szilagyi, entered into on December 29, 2005, under which Mr. Szilagyi serves as our Vice President of Worldwide Sales, effective on January 30, 2006. Under the agreement, Mr. Szilagyi was originally entitled to an annual base salary of $240,000. Mr. Szilagyi also received a hiring bonus of $100,000, of which one-half was paid on December 29, 2005 and one-half was paid three months after his first day of employment. The agreement also provides that Mr. Szilagyi was eligible to receive a target annual bonus of up to $135,000 for 2006 based upon certain corporate objectives and achieving certain sales revenue targets. Pursuant to the agreement, Mr. Szilagyi was granted options in January 2006 to purchase 220,000 shares of Atheros’ common stock, vesting over four years from the date of grant, with 25% of the options vesting one year after the date of grant and the remaining options vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

Severance and Change of Control Arrangements

Pursuant to our offer letter of April 9, 2003 with Dr. Barratt, if Dr. Barratt is terminated without cause, or resigns for good reason within 12 months following a change of control, 50% of his then-unvested options will vest. In the event Dr. Barratt is terminated other than for cause, he is entitled to a lump severance payment equal to six months of base salary, automatic vesting of six months of all unvested options, and the extension of the exercise period for his options to the earlier of two years following the termination date or ten years following the grant date of the options.

Pursuant to our offer letter of September 22, 2003 with Mr. Lazar, if Mr. Lazar is involuntarily or constructively terminated within 12 months following a change in control, 50% of his then-unvested options shall vest and he will receive 12 months of salary and target bonus in effect at that time, payable in installments over 12 months.

Pursuant to our employment agreement of February 15, 2000 with Mr. Bahr, if Mr. Bahr is involuntarily or constructively terminated within 13 months following a change of control, the vesting of his unvested options will be accelerated by the lesser of one year or 50%. In the event Mr. Bahr is terminated without cause, he is entitled to two weeks’ notice or two weeks’ pay in lieu of notice.

Pursuant to our offer letter of July 4, 2005 with Mr. Antes, if Mr. Antes is involuntarily or constructively terminated within 12 months following a change in control, the vesting of his then unvested stock options shall be accelerated as to an additional amount equal to the vesting Mr. Antes would have received had his employment continued for an additional year after his termination. In the event Mr. Antes is terminated without cause, he will receive severance equal to six months of his then-current annual base salary, and Atheros will pay the health insurance coverage for Mr. Antes and his enrolled dependents for six months after the effective date of his termination.

Pursuant to our offer letter of December 29, 2005 with Mr. Szilagyi, if Mr. Szilagyi is terminated without cause within 12 months following a change of control, the vesting of his then unvested stock options shall be accelerated as to an additional amount equal to the vesting Mr. Szilagyi would have received had his employment continued for an additional year after his termination. In the event Mr. Szilagyi is terminated without cause, he will receive severance equal to six months of his then-current annual base salary, and Atheros will pay the health insurance coverage for Mr. Szilagyi and his enrolled dependents for six months after the effective date of his termination.

2006 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the year ended December 31, 2006 for our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2006 whose total annual compensation for fiscal 2006 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)

Craig H. Barratt President and Chief Executive Officer	2006	291,200	—	632,111	288,288	1,211,599

Jack R. Lazar Vice President, Chief Financial Officer and Secretary	2006	272,500	—	356,300	134,888	763,688

Richard G. Bahr Vice President of Engineering	2006	286,624	—	338,112	141,879	766,615

Gary L. Szilagyi Vice President of Sales	2006	229,230	50,000(4)	277,471	164,428	721,129

Todd D. Antes Vice President of Marketing	2006	226,160	—	333,433	113,256	672,849

_____________________

(1) Includes compensation deferred under our 401(k) employee savings plan.

(2)  Represents the compensation costs for financial statement reporting purposes for the year under SFAS 123R, but excluding any estimate of future forfeitures. See Note 11 to the Notes of Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2006, for the assumptions made in determining SFAS 123R values.

(3)  These amounts reflect bonuses earned in 2006 pursuant to our 2006 bonus plan adopted by our Compensation Committee in January 2006, which were paid in February 2007. With respect to Mr. Szilagyi, 80% of his 2006 bonus was based on revenue targets pursuant to his employment offer letter and 20% was based on our 2006 bonus plan. A portion of Mr. Szilagyi’s bonus was paid in quarterly installments during 2006 and the remainder was paid in February 2007.

(4) This amount consists of a hiring bonus paid in 2006 pursuant to Mr. Szilagyi’s employment offer letter.

Grant of 2006 Plan-Based Awards

The following table sets forth information on incentive plan awards granted to our named executive officers in fiscal year 2006.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards
		Threshold	Target	Maximum

		($)	($)	($)	(#)(2)	($/Sh)	($)(3)

Craig H. Barratt	1/18/2006	—	160,160	320,320	150,000	14.38	828,105

Jack R. Lazar	1/18/2006	—	95,375	149,875	100,000	14.38	552,070

Richard G. Bahr	1/18/2006	—	100,318	157,643	70,000	14.38	386,449

Gary L. Szilagyi	1/18/2006	27,189	135,000	171,000	220,000(4)	14.38	1,214,554

Todd D. Antes	1/18/2006	—	80,080	125,840	40,000	14.38	220,828

____________________

(1)	These amounts reflect the threshold, target and maximum awards assigned to our named executive officers under our 2006 bonus plan. $135,000 of Mr. Szilagyi’s possible bonus for 2006 was subject to a bonus plan set forth in his employment offer letter, and the remainder was subject to our 2006 bonus plan for the executive officers.

(2)	The exercise price of all these options was equal to the closing price of our common stock on the date of grant as reported on the Nasdaq Stock Market.

(3)	The value of the option awards is based on the fair value as of the grant date of the award calculated in accordance with SFAS 123R. Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when a stock option is exercised.

(4)	Mr. Szilagyi’s options were granted pursuant to his employment offer letter, in connection with his joining Atheros.

Narrative to Summary Compensation Table and Grant of 2006 Plan-Based Awards

See Compensation Discussion and Analysis above for complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options.

All stock options granted to our executive officers in 2006 vest over four years in 48 equal monthly installments beginning one month after the grant date, except the options granted to Mr. Szilagyi in connection with his joining Atheros. Mr. Szilagyi’s option award vests over four years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

Outstanding Equity Awards at 2006 Fiscal Year-End Table

The following sets forth information regarding equity-based awards outstanding as of December 31, 2006, and the option exercise prices and expiration dates for each award.

		Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date

Craig H. Barratt	34,375(2)	115,625(2)	14.38	1/18/2011
	71,875(3)	78,125(3)	10.03	1/21/2015
	150,000(4)	—	9.333	1/14/2014
	569,248(5)	—	1.72	4/09/2013

Jack R. Lazar	22,916(2)	77,084(2)	14.38	1/18/2011
	28,750(3)	31,250(3)	10.03	1/21/2015
	30,000(4)	—	9.333	1/14/2014
	197,381(6)	—	2.253	10/03/2013

Richard G. Bahr	16,042(2)	53,958(2)	14.38	1/18/2011
	28,750(3)	31,250(3)	10.03	1/21/2015
	115,608(4)	—	9.333	1/14/2014
	6,251(7)	—	1.72	3/12/2013
	14,389(8)	—	1.72	3/13/2012

Gary L. Szilagyi	—	220,000(9)	14.38	1/18/2016

Todd D. Antes	9,167(2)	30,833(2)	14.38	1/18/2011
	38,125(10)	96,875(10)	9.74	7/21/2015

___________________

(1)	The exercise base price of all options granted after our initial public offering in February 2004 was equal to the closing price of our common stock on the date of grant as reported on the Nasdaq Stock Market. The exercise base price of all options granted prior to our initial public offering in February 2004 was equal to the fair market value of our common stock on the date of grant as determined by the board of directors.

(2)	Option becomes exercisable in 48 equal monthly installments commencing on 2/18/2006.

(3)	25% of the option became exercisable on 1/21/2006, and the remaining option becomes exercisable in 36 equal monthly installments beginning on 2/21/2006.

(4)	Option became exercisable on 1/14/2004. The shares underlying the option are subject to our right to repurchase that lapses as to 20% of the shares on 1/14/2005, and lapses as to the remaining shares in 48 equal monthly installments beginning on 2/14/2005.

(5)	Option became exercisable on 4/9/2003. The shares underlying the option are subject to our right to repurchase that lapses as to 25% of the shares on 2/23/2004, and lapses as to the remaining shares in 36 equal monthly installments beginning on 3/23/2004.

(6)	Option became exercisable on 10/3/2003. The shares underlying the option are subject to our right to repurchase that lapses as to 25% of the shares on 9/29/2004, and lapses as to the remaining shares in 36 equal monthly installments beginning on 10/29/2004.

(7)	Option became exercisable on 3/12/2003. The shares underlying the option are subject to our right to repurchase that lapses in 48 equal monthly installments beginning on 3/28/2003.

(8)	Option became exercisable on 3/13/2002. The shares underlying the option are subject to our right to repurchase that lapses in 12 equal monthly installments beginning on 3/28/2005.

(9)	25% of the option became exercisable on 1/18/2007, and the remaining option becomes exercisable in 36 equal monthly installments beginning on 2/18/2007.

(10)	25% of the options became exercisable on 7/21/2006, and the remaining options become exercisable in 36 equal monthly installments beginning on 8/21/2006.

2006 Option Exercises Table

The following table sets forth the dollar amounts realized pursuant to the exercise of equity-based awards during fiscal year 2006.

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Craig H. Barratt	665,000	13,794,616

Jack R. Lazar	121,835	2,407,261

Richard G. Bahr	290,000	4,726,058

Gary L. Szilagyi	—	—

Todd D. Antes	15,000	199,615

_________________

(1)	With respect to shares that were sold upon exercise, the value is the difference between the sale price of the underlying shares and the option exercise price, multiplied by the number of shares exercised and sold. With respect to shares that were exercised and not sold upon exercise, the value is the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised. Dr. Barratt exercised and held 65,000 options in 2006, and Mr. Bahr exercised and held 50,000 options in 2006.

Pension Benefits

None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change of Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming a change of control on, and/or their employment was terminated on, December 31, 2006:

Name	Benefit	Termination Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)(1)

Craig H. Barratt	Salary	145,600	—
	Bonus	—	—
	Option acceleration(2)	1,562,867(3)	1,737,453
	Benefits continuation	—	—

	Total value	1,708,467	1,737,453

Jack R. Lazar	Salary	—	272,500
	Bonus	—	134,888
	Option acceleration(2)	—	1,256,156
	Benefits continuation	—	—

	Total value	—	1,663,544

Richard G. Bahr	Salary	11,024	—
	Bonus	—	—
	Option acceleration(2)	—	699,430
	Benefits continuation	—	—

	Total value	11,024	699,430

Gary L. Szilagyi	Salary	120,000	—
	Bonus	—	—
	Option acceleration(2)	—	731,587
	Benefits continuation	9,520	—

	Total value	129,520	381,700

Todd D. Antes	Salary	114,400	—
	Bonus	—	—
	Option acceleration(2)	—	503,650
	Benefits continuation	9,520	—

	Total Value	123,920	503,650

___________________

(1)	The potential payments upon termination without cause with a change in control would be payable in addition to the payments, if any, shown in the column of this table entitled “Termination without Cause; No Change in Control”, except that in the case of Dr. Barratt’s option acceleration provisions, the amount of option acceleration upon termination in the event of a change in control would be paid in lieu of the amount of option acceleration that would be paid upon termination without a change in control.

(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options. This value was calculated by multiplying (i) the difference between the fair market value of our common stock on December 31, 2006 ($21.32) and the applicable exercise price, by (ii) the assumed number of option shares vesting on an accelerated basis on December 31, 2006.

(3)	Dr. Barratt will have until the earlier of two years following the termination date or December 31, 2008 in which to exercise these stock options.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Atheros under the Securities Act of 1933, or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Atheros’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of Atheros that the Compensation Discussion and Analysis be included in Atheros’ annual report on Form 10-K and proxy statement on Schedule 14A.

Respectfully submitted on April 9, 2007, by the members of the Compensation Committee of the Board:

    John L. Hennessy

    Daniel A. Artusi

    Andrew S. Rappaport

Certain Relationships and Related Party Transactions

Overview

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Approving Related Party Transactions

All material transactions relating to related party transactions will be approved by our Audit Committee, which is composed of disinterested members of our Board of Directors.

Proposal 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Your Board has endorsed this appointment. Deloitte has audited our consolidated financial statements since 1998. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the years ended December 31, 2006 and 2005, were as follows:

Services Provided	2006	2005
Audit	$923,720	$646,000
Audit-Related	--	--
Tax	--	74,200
All Other	--	--

Total	$923,720	$720,200

The Audit fees for the years ended December 31, 2006 and 2005 were for the audit of our annual consolidated financial statements, the review of our financial statements included in our quarterly reports on Form 10-Q, the issuance of consents and review of our annual report on Form 10-K and other documents filed with the Securities and Exchange Commission, and the audit of management’s assessment of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and Deloitte & Touche LLP’s own audit of our internal control over financial reporting. This category also includes services that were provided in connection with statutory and regulatory filings or engagements.

There were no Audit-Related fees for the years ended December 31, 2006 and 2005.

Tax fees for the year ended December 31, 2005 were for tax planning and tax consulting services. There were no Tax Fees for the year ended December 31, 2006.

There were no All Other fees incurred for the years ended December 31, 2006 and 2005.

Audit Committee Pre-Approval Policies and Procedures

It is Atheros’ policy that all audit and non-audit services to be performed by its principal accountants be approved in advance by the Audit Committee.

Required Vote

Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm.

Your Board of Directors recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

Stockholder Proposals for the 2008 Annual Meeting

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2008 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission. One of the requirements is that the proposal be received by Atheros’ Secretary no later than December 8, 2007. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2008 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

Other Matters

Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it in accordance with their judgment.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors.

/s/ Jack R. Lazar
Jack R. Lazar Vice President, Chief Financial Officer and Secretary

Santa Clara, California

April 9, 2007

Our 2006 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to Atheros at 5480 Great America Parkway, Santa Clara, CA 95054, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of April 3, 2007, the stockholder was entitled to vote at the Annual Meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals – The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposal 2.

1. To elect the nominees as Class I directors of the Company to serve until the 2010 Annual Meeting or until their successors are duly elected and qualified.

For Withhold For Withhold For Withhold

01 – Craig H. Barratt 02 – Marshall L. Mohr 03-Andrew S. Rappaport

For Against Abstain

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or postponements or adjournments thereof.

B Non-Voting Items

Change of Address – Please print new address below. Comments – Please print your comments below.

C Authorized Signatures – This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Atheros Communications, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints CRAIG H. BARRATT, JACK R. LAZAR and BRUCE P. JOHNSON, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Atheros Communications, Inc. (the “Company”) to be held at the Company’s offices at 5480 Great America Parkway, Santa Clara, California on Tuesday, May 22, 2007 at 10:00 a.m., Pacific Time, or at any postponement or adjournment thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Class I directors; FOR Proposal 2, the ratification of the appointment of independent registered public accounting firm; and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)